PDI, Inc.

Term Sheet - New Hire Chief Executive Officer

Provision	Description
Purpose & Preamble
Whereas the Board of Directors (the “Board”) of PDI, Inc. (the “Company”) is seeking to hire the Chief Executive Officer (“CEO”) Candidate to join as full-time CEO;
Whereas the Board is seeking to provide a competitive compensation opportunity that is strongly aligned with performance for PDI’s shareholders; and
Whereas, in consideration for CEO Candidate’s service, the parties agree to the general terms listed in this document, subject to Board approval.

Position	• Full-time CEO and member of the Board.
Base Salary	• $550,000 annual Base Salary, or Base Monthly Salary of $45,833.33.
Annual Incentive Award
• Eligible for participation.
• Annual Incentive Award Target at 100% of Salary.
– Payable in cash.
– Performance metrics, range of payout opportunities and actual awards subject to approval by the Compensation and Management Development Committee (the “Committee”) each year.

Long-Term Incentive Awards
• “Long-Term Incentive Awards” include awards of:
– Restricted Stock (“RS”) or Restricted Stock Units (“RSUs”);
– Stock-settled Stock Appreciation Rights (“SARs”); and
– Other types of equity-based incentive awards, if any, as may be awarded at the discretion of the Committee;
• Eligible for participation in all long-term incentive award plans offered generally to other PDI senior executives.

Annual Long-Term Incentive Awards
• Annual guideline: Target grant date value at 100% of Salary.
• Current award mix:
- 50% of value in RSUs; and
- 50% of value (using same option valuation method as grants for other PDI senior executives) in SARs with fair market value exercise price as of the date of grant and 5-year term to expiration.
• Vesting provisions for Annual Equity Incentive Awards will be the same as provided generally in the plan documents and award agreements for other PDI senior executives.  As an example, for the most recent Annual Equity Incentive Awards, the vesting schedules are:
- RSUs: 3-year “cliff” vesting, i.e., 100% vests at the 3rd anniversary of the grant date.
- SARs: 3-year “step” vesting, i.e., 33 1/3% vests on the 1st, 2nd and 3rd anniversaries of the grant date.
• Awards are subject to the approval of the Committee.

Initial Hiring Award
• Initial Hiring Award of 140,000 RSUs and 280,000 performance-contingent SARs to be awarded/approved by the Committee at its next meeting or on the Hire Date, whichever is later.
• The award of 140,000 RSUs:
- Vests in 5 equal tranches, with 20% vesting immediately on the grant date and an additional 20% vesting on each anniversary of the grant date over 4 years.
- Vesting is time-based and subject to continued employment as CEO.
• The award of 280,000 performance-contingent SARs:
- Fair market value exercise price as of the date of grant.
- 7-year term to expiration.
- Two vesting conditions must be met before the SARs may be exercised:
➢ Time-based: vesting in 5 equal annual tranches, with 20% vesting immediately on the grant date and an additional 20% vesting on each anniversary of the grant date over 4 years, subject to continued employment as CEO; and
➢ Stock performance-based: vesting only if PDI stock price has maintained a closing stock price at or above a specified Stock Price Target for 60 consecutive trading days anytime within 5 years from the grant date:
° For the first 94,000 SARs, the Stock Price Target is $10.00;
° For the second 93,000 SARs, the Stock Price Target is $15.00; and
° For the third 93,000 SARs, the Stock Price Target is $20.00.

Vesting Provisions upon Change-in-Control (“CIC”)
• Vesting on all Long-Term Incentive Awards will accelerate immediately upon a Change-In-Control (“CIC”; standard PDI definition), except that for the Initial Hiring Award SARs, to the extent not already vested at the time of CIC:
- Vesting for the first 94,000 SARs will only accelerate if the CIC Price is $10.00 or higher;
- Vesting for the second 93,000 SARs will only accelerate if the CIC Price is $15.00 or higher; and
- Vesting for the third 93,000 SARs will only accelerate if the CIC Price is $20.00 or higher.

Health & Welfare Benefits
• Provided at the same levels as offered generally to other PDI senior executives.
• Subject to adjustment only to the extent that the Committee adjusts the health and welfare benefit plans for all executives.

Perquisites
• Provided at the same levels as offered generally to other PDI senior executives (e.g., car allowance, 401 (k) match, etc.).
• Subject to adjustment only to the extent that the Committee adjusts the perquisites program for all executives.
• Five (5) weeks vacation.
• $15,000 annual financial planning allowance.
• One-time special reimbursement allowance of up to $15,000 for legal fees incurred by CEO Candidate related to initial hire.

Payments and/or Benefits upon Termination
• Subject to the terms of the PDI Employment Separation Agreement to be entered into between PDI and the CEO Candidate, if employment is terminated involuntarily by PDI at any time for reasons other than death, total disability or Cause or if the CEO Candidate resigns for Good Reason, PDI will provide benefit continuation and will pay the CEO Candidate a lump sum payment equal to:
- Eighteen (18) months of Base Monthly Salary, plus the actual amount paid to the CEO Candidate under any cash-based incentive or bonus plan with respect to the last full fiscal year of the CEO Candidate’s participation in such plan prior to the date of termination of employment if such termination or resignation occurs on or before the second anniversary of the Hire Date; or
- Twenty-four (24) months of Base Monthly Salary, plus the average of the annual amounts paid to the CEO Candidate under any cash-based incentive or bonus plan with respect to the last three (3) full fiscal years of the CEO Candidate’s participation in such plan prior to the date of termination of employment (or, if the CEO Candidate’s number of full fiscal years of participant in any such plan prior to the date of termination of employment is less than three (3), the average of the annual amounts paid to the CEO Candidate over the number of full fiscal years of the CEO Candidate’s participation in such plan prior to the date of termination of employment) if such termination occurs after the second anniversary of the Hire Date.
• Payments upon termination are subject to withholding for applicable federal, state, and local income and employment related taxes.
• Payments upon termination may be subject to 6-month delay if necessary to comply with Internal Revenue Code Section 409A and avoid excise tax liability.

Restrictive Covenants	• Consistent with PDI practice for its senior executives.